Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Form S-8 No. 333-117535 pertaining to the Borders Group, Inc. Savings Plan of our report dated June 23, 2009, with respect to the financial statements and schedule of Borders Group, Inc. Savings Plan in the Annual Report (Form 11-K) of Borders Group, Inc. for the year ended December 31, 2008.

/s/ ERNST&YOUNG LLP
Ernst & Young LLP
Detroit, Michigan

June 23, 2009